Exhibit 10.6

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 7th day of November 2011, by and among SG Blocks, Inc., with an address at 400 Madison Avenue Suite 16C, New York, New York 10017 (the “Company”), BAW Holdings Corp., a New York corporation, with an address at 100 Quentin Roosevelt Blvd, Garden City, NY 11530 (the “BAW”) and Brian A. Wasserman (“Wasserman” together with BAW “Consultant”).

WITNESSETH:

In consideration of the agreements, provisions, promises and covenants contained herein, and for other consideration as hereinafter described, the parties hereto agree as follows:

1.            Retention. The Company hereby retains the Consultant, and the Consultant hereby accepts such retention by the Company, for the Term (as hereinafter defined), in accordance with the terms and conditions hereinafter set forth.

2.            Term of Retention. Unless earlier terminated as hereinafter provided, the term of the Consultant's retention under this Agreement (the “Term”) shall be for a period of three (3) years, commencing November 7, 2011, and ending November 7, 2014. In the event that the Consultant continues in the retention of the Company after the end of the Term, then unless otherwise agreed to by the Consultant and the Company in writing, the Consultant's continued retention by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by either party at will. It is expressly understood and agreed that the Company does not now have, nor hereafter shall have, any obligation to continue the Consultant in its retention after the Term ends, and that the Consultant does not now have, nor hereafter shall have, any obligation to continue its retention by the Company after the Terms ends.

3.            Duties.

(a)            The Consultant shall be retained to provide services inclusive of the services listed on Exhibit A attached hereto (collectively the “Services”).

(b)            The BAW shall arrange for Wasserman to perform the Services provided for this Agreement. No one else other than Wasserman shall perform Services without the Company's prior written consent.

(c)            Consultant shall devote such time to the affairs of the Company as is necessary to render the Services contemplated by this Agreement in a professional and workmanlike manner and to fulfill the statutory and fiduciary duties of the Chief Financial Officer of the Company. Consultant agrees to make itself available to the officers and the board of directors (the “Board”) of the Company, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of participating in telephone conferences with the officers  and Board of the Company and advising the Company in the preparation of any reports, products or licenses, and/or other material and documentation (“Documentation”) as shall be necessary, in the reasonable opinion of the Company's management and Board.

(d)            In the performance of Services, Consultant will (i) assist and support the Company’s compliance with the requirements of the Securities Exchange Act of 1934, as amended, Securities Act of 1933, as amended, the Sarbanes Oxley Act of 2002 (the “SOA”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (including Section 404 of the SOA related to internal controls and Sections 302 and 906 of the SOA related to certifications) and any other applicable Federal or state securities law, and act in a manner consistent with regards thereto, and (ii) not cause the Company to violate, any statue or regulation or any order, writ, judgment, or decree of any court, arbitrator or governmental authority applicable to the Company and its subsidiaries and affiliates.

(e)            The Company and Consultant understand and agree that Consultant is currently actively engaged with other ventures and that Consultant's efforts in connection with these other ventures hereunder shall not interfere with its obligations to the Company.

4.            Independent Contractor Status.

(a)            The Consultant's engagement hereunder shall be as an independent contractor, rather than as an employee of the Company, and the Consultant shall not be entitled to any benefits available to employees of the Company. Nothing contained herein shall be interpreted or construed as creating or establishing the relationship of employer-employee between the Company and the Consultant. The Consultant acknowledges that it will be solely responsible for any federal, state or local income or self employment taxes arising with respect to its fees hereunder, and the Company shall not be obligated to withhold or pay any payroll taxes of any kind with regard to Consultant. The Consultant also acknowledges that it has no state law workers' compensation rights with respect to its services under this Agreement.

(b)            The Consultant shall have no power to enter into any agreement on behalf of, or otherwise bind the Company. Without limiting the foregoing, Consultant shall not enter into any contract or commitment on behalf of the Company without the Company's prior written consent.

5.            Compensation. In consideration for the Services to be performed by Consultant for the Company, the Company agrees that the Consultant shall be entitled to compensation as follows:

(a)            Cash Compensation for Services. Consultant shall receive the sum of Ten Thousand Dollars ($10,000) per month (the “Cash Compensation”) payable within five (5) business days of the beginning of each month, provided, however, that no Cash Compensation shall be payable if the Agreement is terminated pursuant to Section 7.

(b)            In the event Wasserman resigns from BAW or if either BAW or Wasserman resign from this engagement with the Company, cease to provide the Services to the Company, or otherwise terminate this Agreement, the Company shall pay Consultant all Cash Compensation lawfully due to Consultant through such date, and the Company shall have no further obligation to pay Cash Compensation to Consultant after such date.

(c)             Option Compensation for Services.

(i)            Upon execution of this Agreement, the Company will issue to Wasserman an option (the “Option”), in the form of Exhibit B to this Agreement, to purchase one million (1,000,000) shares of the outstanding shares of the Company's common stock (the “Option Shares”) at an exercise price of $.20 per share, exercisable in whole or in part for ten (10) years from the grant date. The option shall vest as follows:

-    1/3 on November 7, 2011
-    1/3 on November 7, 2012
-    1/3 on November 7, 2013

6.            Expenses of Consultant. It is expressly understood that each party shall be responsible for its own nominal and reasonable out-of-pocket expenses. Upon the Company's receipt of appropriate documentation, Consultant shall be reimbursed for all reasonable out-of-pocket expenses that have been pre-approved in writing by the Company.

7.           Termination for Cause.

(a)            In addition to any other rights or remedies available to the Company pursuant to this Agreement, the Company may terminate this Agreement for “Cause”, which shall be defined as: (i) willful misconduct in the performance of Consultant's duties, (ii) fraud, embezzlement, dishonesty or theft by Consultant in connection with the performance of the Services, (iii) Consultant's conviction of, or plea of nolo contendere to, a felony or an act of moral turpitude, (iv) breach by Consultant of any material term(s) of this Agreement, or any representation or warranty of this Agreement if not cured after Notification, as provided in Section 7(b) below, (v) Consultant's insolvency or filing of a petition under the federal bankruptcy laws, or (vi) any assignment by Consultant of this Agreement to a third party. Any termination of this Agreement shall act as notice of non-renewal.

(b)            The Company will, upon breach by Consultant of any terms or provisions of this Agreement, notify Consultant in writing of such breach (the “Notification”). If the Consultant fails to cure the breach within ten (10) days of Notification, this Agreement will be deemed terminated as of the Notification date.

8.           Termination Upon Death of Wasserman. In the event of the death of Wasserman during the Term, this Agreement shall terminate effective immediately, provided however, that the Company shall pay to Consultant the Cash Compensation payable pursuant to Section 5(a), pro rated through the effective date of termination.

9.            Termination for Disability. If as a result of incapacity due to physical or mental illness or injury, Wasserman shall have been absent from his duties preventing him from performing the Services hereunder for ninety (90) consecutive days, the Company shall be entitled to terminate this Agreement. Thirty (30) days after giving written notice (which may occur before or after the end of such ninety (90) day period, but which shall not be effective earlier than the last day of such ninety (90) day period), the Company may terminate this Agreement, provided Wasserman is unable to resume his performance of the Services at the conclusion of such notice period. In the event this Agreement is terminated as a result of Wasserman's disability, Consultant shall receive from the Company the Cash Compensation payable pursuant to Section 5(a), pro rated through the effective date of termination.

10.          Representations, Warranties and Covenants; SEC and Legal Compliance.

(a)            Safeguard Information and Materials. Consultant acknowledges that by the very nature of its relationship with the Company, it will, from time to time, have knowledge of or access to material non-public information. “Non-public information” is information marked as “confidential” or otherwise denoted as such, or which is information any person using reasonable judgment would conclude as being “non-public” or confidential information. Consultant hereby agrees and covenants that it will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by the Company to do so as may be necessary in the performance of its Services under this Agreement.

(b)          Conflict With Other Agreements. Both parties acknowledge that the execution, delivery and performance of this Agreement, in the time and manner herein specified, and specifically with regard to the acknowledgment described in Section 3(d), will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which the Consultant is a party or by which either entity may be bound.

(c)          Compliance. Consultant is, and during the term hereof, will be, in compliance with all applicable laws and regulations.

(d)          Authorization. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

(e)          Qualifications. Consultant represents and warrants to the Company that (i) it has the experience and ability as may be necessary to perform all the required Services with a high standard of qualify, and (ii) all Services will be performed in a workmanlike and professional manner.

(f)          Consultant represents that it is engaged in the financial consulting business. Consultant further represents that it is not in the business of raising money. Consultant represents that it intends to remain in the financial consulting business for the foreseeable future.

(g)           Consultant represents to the Company that it has not in the past two (2) years and is not presently in the business of raising money and that there has been no broker or finder involved in any manner in connection with the introduction of the investors to the Company, other than the Consultant, and agrees to indemnify the Company against, and hold the Company harmless from, any claim made by any other party for a broker's or finder's fee or other similar payment based upon any agreements, arrangements, or understanding made by Consultant.

(h)           Neither Wasserman nor any entity controlled by Wasserman has been involved in any legal proceeding listed in Item 401(f) of Regulation SK.

11.          Confidentiality. Consultant and Wasserman agree to regard and preserve as confidential at all times during Consultant's retention by the Company and thereafter all Confidential Information (as defined below) pertaining to the Company's business that has been or may be obtained by Consultant or Wasserman in the course of this retention by the Company whether Consultant or Wasserman has such information in memory or in writing or other physical form. Neither Consultant nor Wasserman will, without written authority from the Company to do so, use for its or his benefit or purposes or disclose to others for any reason, either during the Term or thereafter, except as required by the Services hereunder, any Confidential Information connected with the business of the Company. This provision shall not apply to Confidential Information known to Consultant or Wasserman prior to Consultant's retention hereunder, or after the Confidential Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

For purposes of this Agreement, “Confidential Information” shall mean any information relating to the business of the Company or any of its affiliates that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) Company information encompassed in all plans, proposals, computer programs, business, marketing and sales plans and strategies, financial information, costs, research information, pricing information, customer and vendor identity, records, files and information, and all methods, concepts, information, knowledge and ideas reasonably related to the business of the Company.

12.      Competition; Nonsolicitation; Nondisparagement.

(a)            During the Term of this Agreement (as extended by the parties pursuant to Section 2) and for a period of one (1) year following the termination of this Agreement, the Consultant will not, without the prior written consent of the Company, engage in “Competition” with the Company. For purposes of this Agreement, “Competition” shall be defined as engaging in or carrying on any enterprise or business activity (directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or other business entity) relating to or that is competitive with the business of the Company.

(b)            The Consultant hereby covenants and agrees that, during the Term (as extended pursuant to Section 2) and for a period of two (2) years following the termination of this Agreement, the Consultant will not solicit or induce .any customer or client of the Company to terminate or otherwise to cease, reduce, or diminish in any way its relationship with the Company.

(c)            The Consultant hereby covenants and agrees that, during the Term (as extended pursuant to Section 2) and for a period of two (2) years following the termination of this Agreement, it will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or any recruit, candidate, or applicant for employment with the Company to give up, or to not commence, employment or a material or exclusive business relationship with the Company.

(d)            The Consultant agrees that, during the Term (as extended pursuant to Section 2) and for a period of two (2) years following the termination of this Agreement, it will not engage in any conduct that is injurious to the reputation(s) and interest(s) of the Company and/or the Company's past or present directors, officers, agents, fiduciaries, trustees, administrators, employees or assigns, including but not limited to disparaging (or inducing or encouraging others to disparage) the Company and/or any of the foregoing individuals. For purposes of this Agreement, the term “disparage” includes without limitation, making any statement that would adversely affect in any manner the conduct of the Company's business(es), the business reputation of the Company and/or any of the foregoing individuals, and/or the personal reputation of any of the foregoing individuals.

(e)            If any of the foregoing provisions of this Section 12 is found by any court, agency or arbitrator of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f)            The Consultant acknowledges and agrees that any violation of any of the covenants of this Section 12 shall constitute a material breach of this Agreement and further acknowledges and agrees the remedy at law available to the Company for any such breach would be inadequate and that damages flowing from such breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Consultant acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of its violation of such covenants and demonstration of a reasonable likelihood of actual damage, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

13.          Indemnification. The Company agrees to indemnify, defend and hold Consultant and its employees, agents and affiliates harmless from and against any and all loss, claim, damage, liability and expense (including, without limitation, all reasonable costs of investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Consultant may become subject under the United States or foreign securities laws, any applicable statute or regulation of any jurisdiction at common law (whether tort, contract or any other basis), or which may result from any claim or allegation that the Company has infringed the intellectual property rights of any third party, or which may otherwise result from the Company's willful misconduct or gross negligence as per the attached separate Indemnification Agreement included as Exhibit C.

14.          Assignment. This Agreement may not be assigned or delegated by Consultant without the prior written consent of the Company.

15.          Waiver. The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of any future breach of any provision(s) in this Agreement.

16.          Severability. The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

17.          Complete Agreement; Modification. This Agreement sets forth the entire agreement between the parties relative to the subject matter herein. Modification or amendment of any of the provisions of this Agreement shall not be valid unless in writing and signed by the parties hereto.

18.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.           Notices. All notices pertaining to this Agreement shall be in writing and transmitted either by (a) personal hand delivery, (b) certified or registered mail, return receipt requested, or (c) reputable overnight courier service. All notices shall be sent to the following addresses unless either party gives written notice of a change of address:

If to the Company:
SG Blocks, Inc.
400 Madison Avenue
Suite 16C
New York, New York 10017
Attn: Paul Galvin, CEO

If to Consultant:	BAW Holdings Corp.
100 Quentin Roosevelt Blvd
Garden City, New York 11530
Attn: Brian A. Wasserman

20.          Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.          Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY: SG Blocks, Inc.
By:	/s/ Paul M. Galvin
Paul M. Galvin, CEO

THE COMPANY: BAW Holdings Corp.
By:	/s/ Brian A. Wasserman
Brian A. Wasserman

/s/ Brian A. Wasserman
Brian A. Wasserman, individually